Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

CALLISTO PHARMACEUTICALS, INC.

The undersigned, Gary S. Jacob, being the Chief Executive Officer of Callisto Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware, on behalf of said corporation, hereby certifies as follows:

FIRST: The name of the corporation is Callisto Pharmaceuticals, Inc. (the "Corporation").

SECOND: The Corporation wishes to amend its Certificate of Incorporation so as to increase the number of shares of capital stock that the Corporation shall have the authority to issue.

THIRD: To accomplish the amendment referred to in Paragraph SECOND above, Article FOURTH of the Certificate of Incorporation is hereby amended in its entirety to read as follows:

“FOURTH: The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is one hundred twenty million (120,000,000), of which one hundred million (100,000,000) shares shall be Common Stock, $.0001 par value per share, and of which twenty million (20,000,000) shares shall be Preferred Stock, $.0001 par value per share.

The Preferred Stock may be issued from time to time in one or more series, without further stockholder approval. The Board of Directors of the Corporation is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon each series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. The rights, privileges, preferences and restrictions of any such additional series may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote), or senior to any of those of any present or future class or series of Preferred Stock or Common Stock. The Board of Directors is also authorized to increase or decrease the number of shares of any series prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series. ”

FOURTH: The forgoing Amendment was duly adopted in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware

IN WITNESS WHEREOF, CALLISTO PHARMACEUTICALS, INC. has caused this Certificate of Amendment to be signed by its Chief Executive Officer, under penalties of perjury, this 21st day of October 2005.

/s/ Gary S. Jacob

Gary S. Jacob, Ph.D. Chief Executive Officer